EXHIBIT 11


                           ROSS STORES, INC.
               ________________________________________
           STATEMENT RE:  COMPUTATION OF EARNINGS PER SHARE
           (Amounts in thousands, except per share amounts)

                                                      Three Months Ended
                                            October 29, 1994       October 30,1993
                                         Primary  Fully Diluted  Primary  Fully Diluted

Net earnings                             $11,085      $11,085    $4,786     $4,786

Weighted average shares outstanding:
   Common shares                          24,343       24,343    25,119     25,124

Common equivalent shares:
   Stock options                             227          227       397        469

Weighted average common and common
equivalent shares outstanding             24,570       24,570    25,516     25,593

   Earnings per common and common
   equivalent share                         $.45         $.45      $.19       $.19

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
                                                  Nine Months Ended
                                            October 29, 1994       October 30,1993
                                         Primary  Fully Diluted  Primary  Fully Diluted

Net earnings                             $24,340      $24,340   $16,533    $16,533

Weighted average shares outstanding:
   Common shares                          24,543       24,543    25,399     25,442

Common equivalent shares:
   Stock options                             233          256       499        524

Weighted average common and common
equivalent shares outstanding             24,776       24,799    25,898     25,966

   Earnings per common and common
   equivalent share                         $.98         $.98      $.64       $.64
